UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 24, 2021
ORIGIN BANCORP, INC.
(Exact name of Registrant as specified in its charter)

Louisiana	001-38487	72-1192928
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

500 South Service Road East
Ruston, Louisiana 71270

(Address of principal executive offices including zip code)
(318) 255-2222

(Registrant's telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $5.00 per share	OBNK	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 24, 2021, F. Ronnie Myrick and George Snellings, IV informed the board of directors of Origin Bancorp, Inc. (the "Registrant") that they have decided not to stand for re-election as directors of the Registrant and Origin Bank at the Registrant’s 2021 annual meeting of stockholders. Accordingly, Mr. Myrick's departure from the board of directors of the Registrant, the board of directors of Origin Bank and as a member of their Risk and Finance Committees will be effective when his term expires at the 2021 annual meeting of stockholders. Mr. Snellings' departure from the board of directors of the Registrant, the board of directors of Origin Bank and as a member of their Audit and Risk Committees will be effective when his term expires at the 2021 annual meeting of stockholders. Their departures did not result from any disagreements with the Registrant or any matters related to the operations, practices or policies of the Registrant. Mr. Myrick and Mr. Snellings have been directors of the Registrant since 2008 and 2012, respectively, and directors of Origin Bank since 2008 and 2007, respectively.
In connection with these notifications, the board intends to offer a slate of directors for election at the 2021 annual meeting of stockholders, which will include two new nominations, which the board expects will contribute to the skills and diversity of the board. More information about the director nominees will be available in the Registrant's 2021 proxy statement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: March 1, 2021	ORIGIN BANCORP, INC.

By: /s/ Stephen H. Brolly
Stephen H. Brolly
Chief Financial Officer